Exhibit 10.46

AXA Equitable Supplemental Severance Plan For Executives

(As Amended and Restated as of January 1, 2014)

Purpose

The purpose of the AXA Equitable Supplemental Severance Plan for Executives (the “Supplemental Plan”) is to provide supplemental severance benefits for individuals who have been elected by the Board of Directors of AXA Equitable Life Insurance Company (“AXA Equitable”) as Executive Directors or higher (“Eligible Executive”) of AXA Equitable in the event of Job Elimination. These severance benefits are intended solely to supplement, and shall not be duplicative of, any severance benefits for which an Eligible Executive may be eligible under the AXA Equitable Severance Benefit Plan (“Basic Severance Plan,” any capitalized terms not otherwise defined herein are as defined in the Basic Severance Plan”).

Coordination with Basic Severance Plan

All provisions of the Basic Severance Plan including, without limitation, all terms and conditions for the payment of Severance Benefits, shall apply to this Supplemental Plan and are incorporated by reference into this Supplemental Plan. This Supplemental Plan shall only exist to the extent the Basic Severance Plan remains in effect. To the extent there is a conflict between this Supplemental Plan and the Basic Severance Plan, this Supplemental Plan will govern.

Benefits

Subject to the terms and conditions set forth in the Basic Severance Plan, an Eligible Executive who is Job Eliminated and otherwise eligible for benefits under the Basic Severance Plan shall be eligible for the following benefits to the extent not provided to the Eligible Executive under the Basic Severance Plan:

(a)	Severance Pay equal to fifty-two weeks of Salary reduced by any Severance Pay for which the Eligible Executive may be eligible under the Basic Severance Plan, payable in accordance with Section 5.2 of the Basic Severance Plan;

(b)	Additional amount of Severance Pay equal to the greater of:

(i)	the most recent annual short-term incentive compensation award paid to the Eligible Executive prior to the date the Eligible Executive receives Notice of Job Elimination;

(ii)	the average of the three most recent short-term incentive compensation awards paid to the Eligible Executive prior to the date the Eligible Executive receives Notice of Job Elimination; and

(iii)	the annual target short-term incentive compensation award for the Eligible Executive for the year in which the Eligible Executive receives Notice of Job Elimination;

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payable in accordance with Section 5.2 of the Basic Severance Plan;

(c)	a lump sum payment equal to the sum of: (i) the Eligible Executive’s annual target short-term incentive compensation for the year in which the Eligible Executive receives Notice of Job Elimination, pro-rated based on the number of the Eligible Executive’s full calendar months of service in that year, and (ii) $40,000, less applicable withholdings and deductions, made on the first business day on or after the 90th day following the Eligible Executive’s Job Elimination Date;

(d)	continuation of existing participation, if any, in the AXA Equitable Executive Survivor Benefit Plan for a period of one year from the Eligible Executive’s Job Elimination Date, subject to the terms of that plan which may be amended by AXA Equitable at any time in accordance with the plan’s provisions;

(e)	one additional Year of Vesting Service in the applicable Retirement Plan as of the Eligible Executive’s Job Elimination Date in the event that the Eligible Executive is not eligible for a 50/5 Leave or a 50/20 Bridging Leave under the Basic Severance Plan; and

(f)	for Eligible Executives who receive a Notice of Job Elimination or a Pre- Notification of Job Elimination on or before December 31, 2013 only, additional accruals under the AXA Equitable Excess Retirement Plan, the AXA Equitable Annual Cash Payment Excess Plan, the MONY Life Excess Benefit Plan for MONY Employees, or the AXA Financial, Inc. Excess Benefit Plan for Select Employees , as applicable, for all Severance Pay provided under the Basic Severance Plan and this Supplemental Plan, reduced by any accruals for which the Eligible Executive may be eligible under the Basic Severance Plan and subject to the terms of those plans which may be amended at any time in accordance with such plans’ provisions (for this purpose, any additional pay credits will be credited to the Eligible Executive’s account as of the Eligible Executive’s Job Elimination Date and will be calculated based on reasonable assumptions regarding changes in the compensation limit set forth in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), if necessary, as determined by AXA Equitable in its sole discretion).

Except as provided herein, no amounts paid under this Supplemental Plan will be considered to be compensation for purposes of any company benefit plan or program.

Section 409A

(a)	If any payment, compensation or other benefit provided to an Eligible Executive in connection with his or her Job Elimination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”) and the Eligible Executive is a specified employee as defined in Section 409A(a)(2)(B)(i), then such “nonqualified

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deferred compensation” will not be paid before (i) the first regularly scheduled payroll date following the sixth (6th) month of such Eligible Executive’s Job Elimination Date or (ii) the first regularly scheduled payroll date following such Eligible Executive’s death, if earlier (the “New Payment Date”). Notwithstanding the preceding sentence, if it is determined that Notice 2010-06, 2010-03 I.R.B. (“Notice 2010-06”) applies to such payment of “nonqualified deferred compensation”, then, for any Eligible Executive affected by the application of Notice 2010-06, the “New Payment Date” shall mean (x) the later of (A) the first regularly scheduled payroll date following the 18th month of the Amended Effective Date and (B) the first regularly scheduled payroll date following the sixth (6th) month of such Eligible Executive’s Job Elimination Date or (y) the first regularly scheduled payroll date following such Eligible Executive’s death, if earlier. The aggregate of any payments that otherwise would have been paid to the Eligible Executive during the period between the Eligible Executive’s Job Elimination Date and the New Payment Date will be paid to such Eligible Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date will be paid without delay over the time period originally scheduled, in accordance with the terms of this Supplemental Plan.

(b)	If under this Supplemental Plan, an amount is paid in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409A.

(c)	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Supplemental Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Treas. Reg. Section 1.409A-1(h), provided that a separation from service will be deemed to have occurred where AXA Equitable and an Eligible Executive reasonably anticipate that the level of bona fide services such Eligible Executive would perform after that date for AXA Equitable and all persons with whom AXA Equitable would be considered a single employer under Sections 414(b) and 414(c) of the Code would permanently decrease to less than 50% of the average level of bona fide services provided by such Eligible Executive in the immediately preceding 12 months. In addition, an 80% test will be used to in applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code and in applying Treas. Reg. Section 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Section 414(c) of the Code.

Effective Date

The original effective date of this Supplemental Plan is November 20, 2008. This Supplemental Plan was first amended and restated effective as of March 4, 2011, and is hereby subsequently amended and restated effective as of January 1, 2014.

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